  Exhibit 99.1

National American University Holdings, Inc. Announces Intention to Voluntarily Transfer from NASDAQ to the OTCQB Market

Rapid City, South Dakota, December 31, 2018 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced its intent to voluntarily delist its common stock from the Nasdaq Global Market (“NGM”) of the Nasdaq Stock Exchange (“Nasdaq”) and to transfer the listing of its common stock to the OTCQB Market (the “OTCQB”). The Company intends to cease trading on NGM at the close of business on or about January 21, 2019.

The Company’s Board of Directors approved the voluntary withdrawal of the Company’s common stock from listing on NGM as a result of numerous factors, including its assessment of the probability of the Company’s regaining compliance with Nasdaq, the common stock’s current trading volume and price, and the costs of maintaining eligibility to list the Company’s common stock on NGM.

As previously disclosed on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2018, on September 28, 2018, the Company received a written notice from Nasdaq that the closing bid price for its common stock had been below $1.00 for the previous 30 consecutive business days, and that the Company therefore is not in compliance with the minimum bid price requirement for continued inclusion on NGM under Nasdaq Listing Rule 5450(a)(1). The notice stated that the Company has been provided a period of 180 calendar days, or until March 27, 2019, to regain compliance. In order to regain compliance with the minimum closing bid price rule, the closing bid price of the Company’s common stock must be at least $1.00 or higher for a minimum of ten consecutive business days during the compliance period.

As disclosed on Form 8-K filed with the SEC on December 31, 2018, the Company received a written notice dated December 26, 2018, from Nasdaq that, based upon the Company’s market value of publicly held shares for the last 30 consecutive business days, the Company no longer meets the requirement to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $5,000,000.00, as set forth in Nasdaq Listing Rule 5450(b)(1)(C). The notice stated that the Company has been provided a period of 180 calendar days, or until June 24, 2019, to regain compliance. In order to regain compliance with the minimum MVPHS rule, the Company’s MVPHS must be at least $5,000,000.00 for a minimum of ten consecutive business days during the compliance period.

The Company is currently taking the steps necessary so that its common stock may be quoted for trading on the OTCQB, operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities. The Company anticipates that its common stock will begin trading on the OTCQB on or about January 21, 2019 under its current trading symbol “NAUH,” following the withdrawal from trading on the NGM. The Company will also remain a reporting company under the Securities Exchange Act of 1934, as amended, immediately following the voluntary withdrawal from the NGM.

About National American University Holdings, Inc.
National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel The Equity Group Inc. Carolyne Y. Sohn 415-568-2255 csohn@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com